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                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE


TECO ENERGY MEETS CASH GENERATION TARGET,
OUTLINES STEPS TO FURTHER BOLSTER FINANCIAL POSITION

Company announces new credit facility, dividend reduction, steps being taken to reduce merchant power risk, agreement to end Panda Energy relationship

TAMPA, FL - APRIL 11, 2003 - Concurrent with its meeting with financial analysts today, TECO Energy is announcing the successful completion of the cash generation plan management unveiled in September 2002, and outlining a series of specific steps the company will take to further strengthen its financial position. The company also is announcing a new $350-million bank credit facility and a reduction in its common stock dividend.

Chairman and CEO ROBERT FAGAN said, "We've accomplished what we set out to do in the cash plan we announced in September, but we're not stopping there. We are moving forward aggressively on the next steps. In doing so, we are working to maintain our investment-grade credit ratings, and we're confident our actions will result in a stronger, healthier TECO Energy, which is good for all our investors over the long term."

"This has been an enormously difficult time for the industry as a whole, but at TECO Energy, our good asset mix gives us a variety of options and means to deal with challenges and enhance our cash position," added Fagan.

CASH GENERATION PLAN COMPLETE

In September 2002, the company announced a $900-million plan, targeted for completion in early 2003 - a sufficient amount to complete its construction programs at Tampa Electric and TECO Power Services - with the goal of being fully internally funded in 2004.

"Today, we're pleased to announce that we raised more than $950 million," said Fagan.
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                                                                    Exhibit 99.1




The last two items that have been put in place to implement the plan are the issuance of $250 million of long-term unsecured notes this morning to the investors who were previously to provide the debt in the sale of Tampa Electric's gasifier unit, and the receipt of more than $50 million from the sale of half of TECO Coal's synthetic fuel production facilities, the output of which qualifies for Section 29 tax credits for non-conventional fuels. Negotiations are also underway to sell an additional 40 percent of the company's synfuel production.

DIVIDEND REDUCTION ANNOUNCED

The company's plan in September was geared toward raising cash to complete its construction program and maintaining its dividend. However, because of continued difficult financial and power market conditions and rating agency concerns, all sources and uses of cash had to be reexamined, the company said.

In light of these conditions, TECO Energy's Board of Directors has acted to reduce the dividend by 46 percent, to an annual rate of 76 cents, effective with the dividend payable in May. The Board of Directors has declared this quarterly dividend of 19 cents per share payable May 15 to shareholders of record as of May 1. At the current stock price, the annual dividend yield would be more than 7 percent.

"This was not an easy decision for our Board of Directors to make, but this is a level that should, over time, maximize our total value to shareholders. This moves us closer to industry yields and continues to pay about $134 million in cash to our shareholders per year," said Fagan.

CREDIT FACILITY OBTAINED, ADDITIONAL LIQUIDITY
NOW AVAILABLE

TECO Energy also announced that it has put in place a new $350-million unsecured credit facility with Merrill Lynch that will be available if required to refinance the bank term loan maturing in November of this year. The new facility is for up to 18 months.

Moving ahead, the company will continue to strengthen its financial position through the sale of other separable and marketable assets, where there is good value that can be captured.
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                                                                    Exhibit 99.1




A REFOCUS ON UTILITY BUSINESS

With the cash generation plan complete, TECO Energy is moving forward on a series of steps to refocus on the solid foundation of its core utility business. Tampa Electric, whose customer base continues to grow at more than 2 percent annually, will continue as the company's flagship.

To meet this growth, Tampa Electric announced today that the first unit of the company's natural gas-fueled Bayside Power Station (repowered from coal-fired Gannon Power Station) is up and running, on time and on budget.

Fagan underscored the refocus on utility operations and went on to outline further actions regarding TECO Energy's move away from merchant generation. The company indicated that it had always intended to have long-term contracts for the sale of power from its new facilities. However, given the condition of the power markets with low power prices, the lack of prospects for long-term contracts and the rollback of deregulation initiatives at the state and federal levels, the company is seeking to limit its merchant plant exposure. The company reiterated that it had ceased all new project development in 2002.

"We are reviewing each of our merchant power facilities and will reduce the risk to our earnings and cash flow, based on the outlook in each individual power market," said Fagan.

Summarized below are the company's plans with regard to each of its major merchant facilities.

TECO AND PANDA END JOINT VENTURE - TECO Power Services has reached an agreement with Panda Energy International to move up TPS' previously disclosed $60-million purchase obligation for Panda's interest in Union and Gila River to July 1, 2003 or sooner and expand that obligation to include Panda's interest in Texas Independent Energy (TIE) facilities (Guadalupe and Odessa) at a price of $58 million.

         The purchase will terminate Panda's ownership in these facilities in order to provide TPS with more control and flexibility to minimize its merchant plant exposure. TECO is moving forward to sell the TIE projects. The company reaffirmed its commitment to complete construction of the Union and Gila River facilities, as required by the projects' lenders. Panda Energy will continue to act as construction manager for the Union and Gila River projects, pursuant to a contract between Panda and the project companies.

         Following the termination of the TECO-Panda joint venture, the Union and Gila River projects will be consolidated on the company's financial
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                                                                    Exhibit 99.1




statements, which would otherwise have occurred in July under the new FIN 46 accounting rules. This will not impact the company's debt covenants, which specifically exclude non-recourse debt.

DELL AND MCADAMS - TECO Power Services owns 100 percent of these plants in Arkansas and Mississippi. Construction was suspended last year with the facilities 90 percent complete. The company is aggressively pursuing opportunities with others to maximize the value of these facilities.

ACCOUNTING IMPLICATIONS - TECO Power Services is exploring options to find other uses for turbines from two previously deferred projects. The due date for the next cash installment on those turbines is approaching. If the company is unsuccessful in finding other uses for them or delaying its next installment date, it could result in an accounting write-off. The consolidation of the former Panda interests is also expected to cause a significant valuation adjustment.

         While the exact accounting treatment of individual facilities and turbines has not been fully determined, the potential non-cash write-offs described by the company today approximate $300 to 350 million after taxes, most of which would likely be recorded during the second quarter.

TECO Energy, Inc. (NYSE: TE) is a diversified energy-related holding company based in Tampa. Principle subsidiaries include Tampa Electric, Peoples Gas, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions. For more information, visit online: www.tecoenergy.com.

Note: This news release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. These forward-looking statements include references to the company's plans to strengthen its financial position. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: TECO Energy's ability to reduce its earnings and cash flow risk from TECO Power Services' merchant power facilities; TECO Energy's ability to successfully complete the sale of assets, including its interest in the Guadalupe and Odessa projects; and the ultimate accounting treatment of the expected write-offs described in this news release. Other factors that could impact results are discussed under "Investment Considerations" in the company's Annual Report on Form 10-K for the year ended December 31, 2002.

                                      -30-

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